Exhibit 99.2

John H. Harland Company
Transcript of FY 2003 Q2 Earnings Conference Call
July 29, 2003
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Introduction

John Stakel: Thank you, James. Thanks for joining us on Harland's 2003 second quarter earnings conference call. Also with me this morning are Tim Tuff, Chairman and Chief Executive Officer, and Charlie Carden, Chief Financial Officer. In accordance with Reg FD, this call is open to all interested parties and is being broadcast live over Harland's website at www.harland.net.

I would like to make a brief cautionary statement that certain words and phrases, such as "should result" or "will continue", "estimated or projected" and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

These statements are necessarily subject to certain risks and uncertainties that could cause the actual results to differ materially from the company's historical experience and present expectations or projections.

Caution should be taken not to place undo reliance on such forward looking statements which speak only as of this date. The very factors that affect the company's financial performance could cause the actual results for future periods to differ materially from any opinions or projections.

These factors are discussed in some detail in our press release, our 10-K and our 10-Q and I would refer you to these for further clarification.

And with that out of the way I will turn the call over to Charlie Carden.
Charlie.

Charles Carden: Thank you John. For the second quarter of 2003, Harland's sales of $192.4 million were up $7.9 million, or 4.3%, from $184.5 million for the same period a year ago. Net income for the second quarter was $11.3 million, down $1.6 million, or 12.9%, from last year's second quarter reported net income of $12.9 million.

Diluted earnings per share for this year's second quarter were $0.40, compared to diluted earnings per share of $0.42 reported for the second quarter of 2002. The decreases in net income and earnings per share were due primarily to lower check volumes, increased SG&A expenses, and lower Scantron forms volumes for commercial market applications and non-testing applications in the education market.

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The increase in SG&A expenses was attributable to the company's continued
investment in customer care infrastructure, including call centers, new marketing programs, and new systems for its printed product segments and increased development, selling, and marketing expenses related to its investment in new technology solutions in its Scantron segment.

The decrease from 31.1 million weighted average diluted shares outstanding in 2002 to 28.3 million in 2003, a 2.8 million share, or 9%, decrease substantially offset the impact of lower net income on earnings per share. Most of the decrease over the past 12 months resulted from the company's share repurchase program.

Earnings per share were within the $0.35 to $0.40 range we indicated during our conference call covering results for the first quarter of 2003.

Turning to operations, as stated earlier, consolidated net sales for the second quarter were $192.4 million compared to sales of $184.5 million in 2002, with the Software and Services and Scantron segments reporting increases which more than offset a decrease in Printed Products.

Sales for Software and Services increased 39.7% compared with last year due to higher sales for all business units, substantially all of which resulted from acquisitions. Scantron sales increased 7.1% compared with last year. The combination of sales from the EdVISION acquisition in July 2002, increased sales of new imaging products and survey services, strong test scoring machine sales and internal growth in the Service Group contributed to the year-over-year sales improvement for Scantron, more than offsetting sales decline for optical mark reading equipment and related forms for the commercial market applications and non-testing applications in the education market.

Sales for printed products decreased 4.6% due to volume declines in checks, Harland Business Solutions, and Direct marketing/Investment Services.

Consolidated profit for the second quarter was 48.6% of sales, up from 46.5% for the same period last year. The improvement was the result of a favorable change in sales mix, cost management and productivity improvement initiatives.

Effective with the fourth quarter of 2002, software product development costs were reclassified from cost of sales to SG&A expenses. Prior periods have been restated to reflect this change for comparability. The re-classifications had no impact on net income or shareholders' equity as previously reported.

The balance of my comments will be focused on the operations of our three business segments. The Printed Products segment consists of Checks, Direct Marketing and Investment Services, Harland Business Solutions and Harland Analytical Services, our behavioral modeling services business which was transferred from Software and Services during the second quarter. Prior periods for Printed Products and Software & Services have been restated to reflect this transfer for comparability.

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The Software and Services segment consists of Harland Financial Solutions, which includes Core Systems, Delivery Systems, Mortgage Solutions, and Retail Solutions. Core Systems includes SPARAK Financial Systems, acquired in September 2002, which provides integrated hardware and software systems to community banks and Premier Systems Inc., a provider of service bureau services for credit unions, acquired in June 2003.

Mortgage Solutions includes INTERLINQ, acquired in October 2002, which is the leading provider of mortgage loan origination, production, and servicing solutions to banks, thrifts, credit unions, and mortgage companies.

Retail Solutions includes Easy Systems, acquired in May 2002, which provides turnkey branch automation solutions for the community bank market.

Scantron is the third segment and includes Data Collection, Testing and Assessment and the Services Group. Testing and Assessment includes EdVISION, which was acquired in July 2002. EdVISION is a leading provider of curriculum development and assessment tools for the education industry providing products and services to schools nationwide.

Printed Products segment income in the second quarter decreased 14.4%, from $19.8 million in 2002 to $17.0 million in 2003 on a 4.6% decrease in sales, from $129.1 million in 2002 to $123.1 million in 2003. The sales decrease resulted from a 5.2% decrease in both Checks' and Harland Business Solutions' sales and a 2.7% decrease in Direct Marketing and Investment Services sales.

The decrease in check sales is primarily attributable to a 9% decline in checks unit volume in its imprint operations for the quarter compared with the same period a year ago. Customer losses in the Checks business unit, combined with fewer checks sold to a direct marketer and a general market decline, were partially offset by gains in the community bank market. The impact of lower unit volume was partially offset by a 5.0% improvement in average price per unit.

Harland Business Solutions' sales were down compared to the prior year due primarily to the loss of a large account and a slow market for its business software accounts. Increased scale of the financial institution commercial referral program and the addition of a new business software account in late 2002 partially offset those declines.

Direct Marketing and Investment Services sales continue to be adversely affected by the general economic slowdown resulting in lower credit card promotions and fewer openings of brokerage accounts.

Printed Products' profitability was helped by process improvements and new technology in Checks' manufacturing operations, which resulted in a 24.3% reduction in imprint operations headcount, thereby reducing manufacturing costs compared to the prior year. However, higher expenses for customer care

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infrastructure, including call centers, new marketing programs, and new systems, higher selling expenses and the pushdown in 2003 of $906,000 of certain business unit related expenses that were reflected in corporate expenses in 2002 more than offset these improvements in the second quarter.

As I mentioned earlier, Software and Services' reported a sales increase of 39.7% in the second quarter compared to last year with all business units reporting higher sales. Substantially all of the sales increase resulted from acquisitions during 2002 and 2003.

Organic growth was up $335,000 or 1.1%. In addition to the sales increase, backlog increased 119.8% from last years second quarter and 64.5% from this year's first quarter to a level of $71.3 million. The increase in backlog from the prior year was due to acquisitions and stronger bookings.

Excluding the impact of acquisitions, backlog increased 10.9% from last year's second quarter and 2.9% from this year's first quarter.

Segment income for Software & Services was $3.6 million compared to $2.9 million in 2002. Lower operating expenses for its legacy operations combined with impact of its acquired operations accounted for most of the increase in Software & Services segment income. The pushdown in 2003 of $663,000 in certain business unit-related expenses that were in corporate expenses in 2002 partially offset these improvements in the second quarter of 2003.

Scantron sales were up 7.1% in the second quarter compared to last year due to sales resulting from the EdVISION acquisition in July of last year. Strong sales for test scoring machines, sales from new imaging products and survey services, and internal growth in the Service Group were offset by the continuing trend of lower optical mark reading equipment and related forms sales due to the move from the older OMR technology to imaging and other direct input methods of data collection.

Segment income was down 27.6% for the quarter, due primarily to the impact of the EdVISION acquisition and declining OMR equipment and related form sales. Sales of products acquired from EdVISION continued below expectations, due in large part to state budget constraints for education. Other factors affecting the second quarter were increased product development costs and the build-up of the national sales force, which increased selling and marketing expenses, both of which were related to its new technology solution.

Interest expense for the second quarter was $1.4 million, a decrease of about $95,000 from last year due to lower interest rates. Long-term debt was $139.3 million at quarter-end compared with $96.1 million at the quarter end of last year. The increase of only $43.2 million is indicative of our strong cash flow during the 12 months ended June 27, 2003, considering the $95 million of acquisition net of cash acquired, the $45.3 million of stock repurchases covering 2.1 million shares and $23.2 million of upfront contract payments over this period.

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Our cash flow continued to be stronger in the second quarter despite the fact that we had $18.7 million of upfront contract payments during the quarter. That trend is expected to continue as we renew additional contracts and sign new customers in a very competitive checks market. Also, we acquired Premier Systems during the second quarter for $11.3 million, net of cash acquired. There were no stock repurchases during the quarter.

Long-term debt outstanding increased by $1.9 million during the second quarter. The effective tax rate was 36.3% for the second quarter of 2003 compared with 38.8% for the second quarter of 2002. The decline in the effective tax rate largely reflects the reduction in the effective state tax rates and a reduction in certain estimated permanent timing differences. The reduction of the tax valuation allowance during the quarter related to the utilization for certain capital loss carry forwards also had a favorable impact on the effective tax rate. The ongoing effective tax rate for 2003 operations should be approximately 38.5% excluding the impact of the reduction of the valuation allowance.

Turning to the outlook, we continue to remain cautious going into the third quarter of 2003 given the outlook for Printed Products and Scantron segments and the economy in general. For these reasons, we expect third quarter diluted earnings per share to be in the $0.48-$0.53 range, flat to down slightly from last year's diluted earnings per share of $0.53 for the quarter. For the year, we expect diluted earnings per share to be in a range $1.98 to $2.03, unchanged from our previous guidance.

However, the pricing environment in checks remains very competitive. Scantron continues to be affected by the state budget constraints for education, and Software and Services has new products that come to market and may continue to experience longer sale cycles until the economy picks up. Major developments in any of these areas could impact the remainder of the year. That concludes the financial discussion. I would like now to turn the call over to, Tim.

Timothy Tuff: Thanks Charlie. I thank all of you for joining us today as we discuss our results for the second quarter. We had a good quarter, especially in Software & Services, where we posted significant increases in both sales and segment income.

Overall, we posted a year-over-year quarterly increase in sales and a decrease in net income. But we continued to strengthen our position in a number of key market segments as we developed new products and services that we believe will differentiate us even further. Like the majority of companies, we have over the last several quarters discussed the impact of the economy on our business. It continues to be a factor that has manifested itself primarily in lengthening sales cycles. We are seeing some signs that this is turning around, but it's not yet been felt in our businesses. However, the level of interest being shown by customers and prospects in our existing and new products and services and our increasing sales pipeline are encouraging.

I'd like to now give you an overview of each of our segments, starting with Printed Products, which include Checks and Forms, Direct Marketing and Investment Services, Harland Business Solutions, and Analytical Services. Printed Product sales decreased 5% in the second quarter year-over-year and

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segment income decreased 14%. We estimate that the secular rate of decline for the overall check market is 3%-4% per annum. Our units were down 9% in the second quarter.

Check is a declining business and we are managing it accordingly, which means, managing it for cash. To maximize cash, you need to increase the value per order sold while decreasing the cost per unit produced and we continue taking steps to do both. As a strategic move to increase the value of each order sold, we announced this morning a new program called HarlandConnect, an expanded retail check program through which we would deal directly with consumers on behalf of their financial institutions.

There is a trend among financial institution towards outsourcing their checking programs. This results in an opportunity for us to generate more revenue from each individual check order. We've been working successfully for some time with a number of financial institutions that have outsourced their commercial business to us. HarlandConnect is a similar program for financial institutions' retail customers.

Because we only act on behalf of financial institutions and do not disintermediate them by trying to sell checks directly to their customers through the direct consumer channel, our customers are comfortable moving to our model.

We launched it earlier this summer and more than 1,000 of our customers have committed to the new model. You should anticipate that HarlandConnect will pave the way for us to offer financial institutions additional products and services that will utilize our proprietary analytical tools and digital printing capabilities.

We think this trend toward outsourcing will benefit the checks industry in the long term. However, incentives offered by our competitors to move the large customers to this new model have proven to be disruptive in the short term. We've had to respond to competitors at our large bank customers where contracts were up for renewal, but have not had to offer similar financial incentives to existing accounts that are not subject to these offers from competitors in order to move them to HarlandConnect.

Last quarter, our average price per unit was up 5% and we believe that in the longer term, HarlandConnect and similar programs will be able to increase that further. However, it will take time to see results from this program, and in the short term, we believe the average price per unit could actually decline due to the competitive environment. We continue to make excellent progress on decreasing the costs per unit produced. Approximately three years ago, we made a commitment to invest $40 million in the latest generation of digital printers and have since converted all of our consumer check facilities to this technology.

Our increased efficiencies from implementation of this technology have been even higher than we originally thought they would be. However, we continue to make improvements and believe that even further efficiencies are still possible. Also positively impacting the cost side is the fact that more than 80% of our check orders are now received electronically.

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We recently announced the 1,500 financial institution customer for our
checks.center Internet ordering product. Increasingly, consumers themselves are ordering checks directly from us over the internet through the security of their bank's website. This not only improves turnaround time, but also reduces errors that can be caused when bank personnel have to manually enter an order. These new levels of production efficiency and service are allowing us to consider configuration of our facilities never before possible in the checks industry.

Late last year, we announced a change in the leadership of our Printed Products business. Since then we have rebuilt our sales and marketing team and are now introducing a number of new products and services for our customers. We did lose one larger client in the second quarter, but are pleased with the contract renewals among our larger accounts, three of which were signed in the second quarter.

We also continue to perform well in the more profitable community bank and credit union markets. As anticipated, our direct marketing business continued to be weak in the second quarter due to the economy. We don't now anticipate any change in market conditions for this business for the remainder of the year.

We moved our Analytical Services business under Printed Products during the quarter. There is a natural fit between Analytical Services behavioral model services and our direct marketing business, as well as with our expanding outsourcing products and services business. Analytical Services continues to make good progress and we are starting to see demonstrable results for financial institutions who are using this behavioral modeling service.

Turning to Software & Services, they had a good quarter, posting a 40% increase in sales and a 22% increase in segment income.

Our backlog was up almost 120% year-over-year. Backlog for our legacy businesses was up 11% year-over-year. We acquired Premier Systems during the second quarter and our annual run rate for our Software & Services segment is now approaching $200 million.

Delivery Systems sales grew 13% in the quarter year-over-year. We are seeing a more favorable mix of business with more of our business coming from smaller financial institutions and our new product, financial.center, continues to be well received with more than 100 financial institutions now using this browser based compliance product.

Mortgage Solutions is our other compliance business. Our new product, E3, is in beta with 40 customers. This is a major new product that we have planned to launch mid-year. We are slightly behind schedule, but the feedback we are getting from beta customers is positive. We expect to launch it by the end of the year.

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Core Systems had a good quarter, showing a 50% increase in sales year-over-year because of acquisitions. Our latest acquisition, Premier Systems Inc., provides core processing through a service bureau model. With this acquisition, we can now offer both in-house and outsourced service bureau capabilities for credit unions through Harland's Enterprise Service Center. This opens up a significantly larger market to us, as many credit unions, especially the smaller ones, prefer to handle that core processing on an outsourced basis.

We have integrated the ULTRADATA core processing system with 12 other Harland products and services, increasing its appeal to larger credit unions and allowing us to move the ULTRADATA product up market. We recently announced the State Employees Federal Credit Union, one of the hundred largest credit unions in the country, had selected ULTRADATA, based in large part on the number of other products and services tied to it.

SEFCU will join more than 1,000 financial institutions nationwide for whom Harland now provides core processing software and services. We're following a similar strategy of product integration with the SPARAK core processing system in the community bank marketthat we implemented with ULTRADATA in the credit union market. We expect to move the appeal of this product up market as well.

Retail Solutions is the last part of our Software & Services segment and includes our CRM and teller platform business. As a result of the Easy Systems acquisition, Retail Solutions grew 12% year-over-year. Our sales pipeline for CRM continues to grow, but actual conversion is still slow, attributable to the discretionary nature of this product. Almost 60 financial institutions are already using our CRM solutions.

We are also seeing an increased pipeline for teller systems from financial institutions looking to upgrade their branch systems.

Turning to Scantron, Scantron is composed of three businesses, Testing and Assessment, Data Collection, and Scantron Service Group. With the impact of the EdVISION acquisition, Scantron sales for the quarter increased 7% year-over-over, but segment income decreased 28%. Scantron remains the clear leader in testing and assessment solutions for the education industry.

We are seeing actual data that show schools using our products, like Performance Series, are seeing a measurable improvement in student performance. Like all companies operating in the space, we are being affected by the state budget crises. School budgets continue to come under intense pressure almost uniformly across the country.

However, the most active area in education is testing and assessment, given the intense focus on standards brought up by the No Child Left Behind Act. We remain optimistic about testing and assessment markets for several reasons. As we have said before, there are more students in school and more tests being given to those students. And if they are not tested using the new technology, they will be testing using the traditional method, the Scantron form. We also continued to

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enhance our existing products to make them more effective, one example of which is the new wireless version of Classroom Wizard we announced during the second quarter.

PDAs are increasing their presence in the school system and they are demonstrating a typical process of adoption, which is to try it in one or two classrooms, then one or two schools before being adopted throughout an entire school district, even though the rate of adoption is even more extended than usual right now.

Classroom Wizard is now being used in classrooms in 32 different states. Data Collection sales were down 2% for the quarter. In the commercial market, many companies were slow to commit to major surveys right now, but we do anticipate that this market will pick up as the economy improves.

We are seeing two shifts in data collection, both of which are impacting our business. The first is a shift from paper applications to electronic. The second is the shift from optical mark recognition to optical character recognition, or imaging. We are positioned to meet the data collection needs regardless of the preferred method, paper, electronic or imaging. But the mature products tend to be higher margin than the new products where we are still establishing our market presence.

The last part of Scantron's business is the Scantron Service Group, which provides maintenance and service for computer systems and peripherals. Scantron Service Group grew sales 1% from the second quarter. They continue to achieve high levels of customer satisfaction in a competitive market.

While the second quarter was at the high end of our expectations, we are maintaining our previous guidance of $1.98 to $2.03 per share.

We expect the effect of the sluggish economy on sales cycles, aggressive pricing by our competitors in the checks business, and anticipated educational budget constraints for the balance of the year will result in lower than originally expected performance in our Printed Products and Scantron businesses. We anticipate that this will be partially offset by the conversion of our steadily expanding sales pipeline in Software and Services. We have consistently said that we will increase returns to our shareholders by repurchasing stock, paying down debt, and making smart acquisitions.

Given recent changes to the tax laws, dividends have clearly become a fourth option for us to consider. While we didn't repurchase any stock during the quarter, we did make one acquisition and we increased the dividend by 33%, the first change in the dividend since 1997. The dividend now totals approximately $11 million per annum.

This change does not preclude us from repurchasing shares under our existing authorization, nor from pursuing further acquisitions. And we will continue to consider all options of generating returns for our shareholders. With that, I'd like to open it up to any questions.


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QUESTION AND ANSWER SECTION

Operator: We will take our first question today from John Kraft with D.A. Davidson.

(Q): Good morning and congratulations on the nice quarter.

(A): Thanks John.

(Q): You just mentioned the buyback and I just want maybe ask it again. You obviously have at least four different ways that you plan to use your cash and not buying any stock back over the quarter is a divergence from what you have been doing over the last couple of quarters. Do you expect that you will sort of look at the buyback more aggressively in the next couple of quarters or is that sort of put on hold for a while?

(A): Well, let me point out that we have over the last year been very actively purchasing back our shares. During the first quarter, we repurchased almost 834,000 shares. And in fact if you look at Q4 last year and Q1 this year, I think it is in excess of 1.9 million shares that we bought back. And you shouldn't make any inference from the fact that we did not buy back shares this past quarter. We did spend $16 million on the acquisition of PSI, or $11 million if you net out the cash, and we did make the decision to increase the dividend. I've said consistently that we will look at all options for generating returns to shareholders, and that continues to include share buyback. And if you want to look at the price today, it will be accretive far in excess of our current share price.

(Q): Okay that's fair. And do you have the gross margin breakdown for the segments there?

(A): That will be in the 10-Q when that's published in a couple of weeks.

(Q): Okay. And I guess just kind of going forward with my model here in the SG&A expenses, are you all finished with the Scantron moving expenses and severance and some of these charges that came through this last quarter?

(A): For Scantron - well, let me comment on SG&A overall. SG&A is running at a higher level. The reason for that is in part the mix of business within Harland as more of our business moves to software-related businesses. Secondly, we have the whole investment in customer care infrastructure going on within PPD and that you are beginning to see some of the output from with some of our recent announcements. And in the case of Scantron, there were some exceptional costs which were more in the first quarter rather than second quarter relating to a move to a facility, but they continued to incur costs in product development and also in rolling out a national sales force and you should expect that to continue.

(Q): So as we model forward, would you sort of look at this quarter's expense rate at a consistent sort of run rate?

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(A): I would.  For your modeling purposes, yes.  For 2003.

(Q): Alright.  Thank guys.

Operator: Craig Peckham with Jefferies and Company has our next question.

(Q): Good morning guys. A question for you on really the sort of competitive dynamic, particularly at the smaller bank segment. One of your competitors commented on the quarter and highlighted that there appeared to be some increase in discounting and other competition, that's really the small bank segment of the market. I wondered if you could, maybe give us a little bit of color as to what your point of view is of the market there? Secondly, if you could talk about the new contracts that you signed in the quarter as well as the one you lost and tell us whether that was a dual source contract or all of those are favorable dual source contracts that have gone to single source?

(A): In terms of the competitiveness in the community bank and credit union market, as it relates to our software businesses, we see that as being pretty stable and also our software and services products tend to be pretty differentiated. So, price tends to be less of an issue.

(Q): I am sorry. I was referring to the check business specifically?

(A): On the check side, we have seen the small bank market being much more stable than the large bank market where the major competition has occurred, and we continue to do well in those market segments. On the contracts won and lost, we lost one large contract during the quarter. That was a shared contract where the financial institution has gone to a single source. We also renewed three contracts and those were all contracts where we were already the exclusive supplier.

Operator: We'll move on to Nik Fisken with Stephens Incorporated

(Q): Hi. Good morning everyone. On the printed products margins at 13.8%, Charlie, can you give us the reasons why it was so low again, please?

(A): We are seeing several things impacting printed products. You are seeing the decrease in volume, you are seeing the imprint volume down 9% year-over-year, you are seeing the ongoing costs from the customer care infrastructure program that is also impacting us and you are seeing an increase in the SG&A expenses as we are rebuilding our sales and marketing organization.

(Q): And how much did the customer care cost you in the quarter?

(A): We haven't released the quarterly numbers on the customer care. We are looking at the total project being about $60 million overall, of that $38 million has been spent through the second quarter of this year.

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(Q): Okay. On the repurchase program that John asked about, Tim, you said that it would be additive to buyback at current levels, but if I look back historically, in the fourth quarter into the first quarter of this year, your average price where you repurchased stock was just over $21, and you haven't bought stock at these levels as far back that I can remember. So the question is, is it a function of price, is that the reason why you didn't buy back stock?

(A): I said, Nik, that we will consistently review all options, including acquisitions, and we will evaluate stock buyback versus acquisitions. I actually think that the deal flow for acquisitions is strong. However, we have said that any acquisition we make needs to be accretive within a 12-month period. And we did achieve one of those during the last quarter, but it obviously will depend on the price at which some of these acquisitions go. I am clear though that we can continue to buyback our stock and for that to be accretive, substantially higher than the current share price.

(Q): So you would buy your stock back at current levels if it was the highest rate, possibly of the four?

(A): Absolutely. Yes.

(Q): Charlie, on the printed products margins of 13.8, is that a good number on a go forward basis?

(A): Through the third quarter, I would continue to use that in the fourth quarter.

(Q): Through the third and fourth quarter, you said?

(A): Yes.

(Q): Okay. And you said something on the tax rate, on the projection for this year, 38.5% excluding the impact of the valuation allowance. Can you give us some more details on devaluation allowance expectations for this year?

(A): We wouldn't be forecasting utilization of that. What we had was a small capital gain that offset some capital loss carry forward that we had a full valuation allowance against. What you should be looking at for the tax rate going forward is 38.5%.

(Q): What was the gain on?

(A): It was related to payments, which - it's a comparative situation, really, and it relates to - it is not a commercial bank situation. It was a purchase of an item, and that was in 2002.

(Q): Okay. That's all I have got. Thanks.

Operator: As a reminder press star 1 if you have a question. We will move on to Chris Rowen with Robinson Humphrey.

(Q): Hi. This is Kevin Bannon for Chris. Can you guys go into a little bit more detail on the refundable contract payments in the quarter? That number seems considerably higher than we've seen in the past several quarters or even in a couple of years?

(A): That is correct. The amount in the quarter was almost $19 million. For the year-to-date it's about $21 million. Comparable payments made in 2001 were $11.8 million, 2002, $7.6. They were in the high-single, low-double-digit numbers in the '98 through 2000 timeframe.

(Q): Okay, so are we suggesting that on an annual basis, you know, right now you are $21, are we looking at doubling that amount or is it actually going to drop down on a quarterly basis down to the $2 to $4 million range that we'd seen previously?

(A): Hi, this is Tim. And I said consistently that we were seeing large upfront payments being offered by competitors in the large bank market. So the level of contract payments we will see will depend on the number of contracts that we win and the competitive dynamics. It is important that you look at the contract payments, though, over the life of the contract. These contracts are typically for 5 years and it's another form of in effect price discount at the end of the day.

(Q): Okay.

(A): The structure of deals vary from financial institution to financial institution.

(Q): Okay, that's fair. And then going on to the guidance for the full year, having kept it flat, what is your level of confidence in the fourth quarter? I know that software was pretty strong in the fourth quarter of last year, but I can't see a trend prior to that. What are you looking for specifically in the fourth quarter that will help you hit probably a $0.60 plus EPS number?

(A): We give guidance on the range and we said we expect to be in the range. We have also laid out the fact that the business in Scantron and also in Printed Products is probably not at the level that we had expected, but the software can kick in pretty rapidly and that tends to be very much focused in the fourth quarter of the year. And a lot of it will depend on the rate of conversion of these increasing pipelines in the software business. And that is a difficult one to predict.

(Q): Okay. That is fair, thanks.

Operator: We'll go now to Stephen McBoyle with Lord Abbett.

(Q): Hi yes, just a quick question with regards to the HarlandConnect outsourcing initiative. I was just wondering if you could just talk to any incremental costs that you may have to observe - magnitude and timing, if that's the case? Thank you.

(A): Well, a lot of the costs we've actually been incurring in the last few quarters. I've been talking for a while about our investment in our customer care infrastructure and that is clearly related to HarlandConnect and associated products and services that you've not yet seen. In terms of dealing directly with consumers, we've brought all of our customer care in house as of the beginning of 2002. Since then, we've been upgrading, we've been investing in new systems, we've been investing in programs and you are now seeing those coming to market and Harland Connect is just the first in a series of products and services that you will be seeing coming from our Printed Products business.

(Q): So again, if that is the case, $60 million is the appropriate number of which I think you mentioned $38 million through the first half of the year?

(A): The $60 million is our investment in the customer care initiative, which has been going on for almost 2 years. The bulk of that will be completed by year-end 2003.

(Q): Right. Thank you very much.

Operator: Our next question comes from Paul Haagensen with State StreetResearch.

(Q): Yes, good morning. On the Scantron operations, do you see any signs there that the economy, perhaps, could begin to help your business going forward and what are you hearing from your marketing people there in terms of pipeline activity?

(A): I certainly am not planning on getting any assistance from increased state budgets in the education space. I think state budgets will continue to be under pressure for the next 12-18 months and that will put pressure on money available for education. Having said that, the one area where you are likely to see investment is in the testing assessment stage. As the No Child Left Behind Act does require states to test students in initially in two areas, in math and reading and then subsequently in science and they do have to demonstrate how students are doing against the State standards. Scantron has the solution for that. We have the products that allow schools - school districts - to actually determine ahead of time how their students are doing against those state standards. And the other thing is that our products are in use today and they are achieving excellent results. We can clearly demonstrate a lift in results from students who are using our products. So, I am not expecting any assistance to come from the economy; however, I do expect some of our Scantron products to achieve higher rates of acceptance in the market. The only question is the speed of adoption, in my opinion.

Operator: Did that answer your question Mr. Haagensen?

(Q): Yes, thank you.

Operator: Once again, follow-up question from Nik Fisken with Stephens Incorporated.

(Q): If you look at the printed product pre-tax margins, did you spend a good amount of money going digital? And we haven't seen the impact of that - the benefits of that, better said - because of some large customer losses in the investments and customer care. When should we see that pre-tax margin go above the 17% level, Charley, just indicated high 13% for the rest of the year, when should we see it go back up and then it seems like we've been in such a low level for a long time?

(A): Well, you are seeing the benefits of the conversion to digital; it's just being screened by the additional expenditure in the rollout of the customer care infrastructure. We've said that the major part of that will be completed by year-end.

(Q): So are you going to spend the other 22 by year-end?

(A): No, the bulk of the expenditure will be complete by year-end and about half of that is capitalized. So you are going to have less expense, but that would be offset by some increase in D&A. And you should start seeing that beginning in 2004.

(Q): So, going back to the 17% level?

(A): So much of that depends on market prices and that is one thing which is outside of our control, and we've said that we do see a very competitive situation in the market today.

(Q): I'm looking at the earnings per share for Harland for the last if you look at '01 versus '02 versus '03, it's relatively flat if you add back the benefit from FASB-142 and I am not asking for guidance for 2004, but would you expect earnings per share to increase over '03?

(A): We have not given any guidance for 2004. We typically do that at our January call at the end of the year, once we are through our full budgeting process.

(Q): So you're not are going to give it like at last year when you announced Q3?

(A): We give specific guidance on the year in January.

(Q): Okay, thanks.

Operator: As a final reminder if you do have a question press star one. And there are no questions at this time. A re-broadcast of this conference is available starting today at 1.00 PM Eastern Time and will run into August 5, 2003 midnight Eastern Time. You may access the re-broadcast by calling 1-719-457-0820. Please reference confirmation code 412032, again that number is 719-457-0820. I'll now turn the conference over to Mr. John Stakel for any additional or closing remarks.

(John Stakel): Thanks James. We appreciate your joining us this morning as we covered our second quarter results and our outlook for the rest of 2003. A replay of the call is also available on our website. Thanks again for joining us.

Operator: And that concludes today's conference call. We thank you for your participation.